================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-1
                               (AMENDMENT NO. 8)
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                   OF THE SECURITIES EXCHANGE ACT OF 1934 AND

                                  SCHEDULE 13D
                               (AMENDMENT NO. 10)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               _________________

                               GENERAL CABLE PLC
                           (NAME OF SUBJECT COMPANY)

                          TELEWEST COMMUNICATIONS PLC
                                    (BIDDER)
                               _________________

                ORDINARY SHARES, PAR VALUE (Pounds)1 PER SHARE,
                   REPRESENTED BY AMERICAN DEPOSITARY SHARES,
                 EACH OF WHICH REPRESENTS FIVE ORDINARY SHARES
                         (TITLE OF CLASS OF SECURITIES)
                     36930Q101 (AMERICAN DEPOSITARY SHARES)
                     (CUSIP NUMBER OF CLASS OF SECURITIES)
                               _________________

                                 VICTORIA HULL
                          TELEWEST COMMUNICATIONS PLC
                             GENESIS BUSINESS PARK
                                  ALBERT DRIVE
                            WOKING, SURREY GU21 5RW
                                 UNITED KINGDOM
                              011 44 1483 750 900
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
           TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDER)
                               _________________

                                   COPIES TO:
                           JEFFREY J. WEINBERG, ESQ.
                            DAVID S. LEFKOWITZ, ESQ.
                             WEIL, GOTSHAL & MANGES
                                ONE SOUTH PLACE
                                LONDON, EC2M 2WG
                                    ENGLAND
                              011 44 171 903 1000

================================================================================
                        (Continued on following pages)
                              (Page 1 of 9 Pages)

===============================================================================

                                SCHEDULE 14D-1
-----------------------
  CUSIP NO. 36930Q101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON                          TELE-COMMUNICATIONS PLC
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      NOT APPLICABLE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      ENGLAND AND WALES
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 7
      343,498,188 ordinary shares*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES*
 8
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
 9
      93.89%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
10
      CO
------------------------------------------------------------------------------

* See Item 6.

                              (Page 2 of 9 Pages)
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===============================================================================

                                SCHEDULE 14D-1
-----------------------
  CUSIP NO. 36930Q101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON                          TELE-COMMUNICATIONS INC.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      NOT APPLICABLE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 7
      343,498,188*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
 8
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
 9
      93.89%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
10
      CO
------------------------------------------------------------------------------

* Such 343,498,188 ordinary shares, par value (Pounds)1 per share, of General Cable PLC (the "Subject Shares") may be deemed to be beneficially owned, for purposes of Sections 13(d) and 14(d) of the Exchange Act, by Tele-Communications, Inc. ("TCI") by virtue of TCI's beneficial interest in Telewest Communications plc ("Telewest"). TCI disclaims beneficial interest in the Subject Shares and the filing of this statement shall not be construed as an admission by TCI that it is for the purposes of Section 13(d) of the Exchange Act the beneficial owner of such shares. See Item 6.

                              (Page 3 of 9 Pages)

===============================================================================

                                SCHEDULE 14D-1
-----------------------
  CUSIP NO. 36930Q101
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON                            MEDIAONE GROUP, INC.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   NOT APPLICABLE


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4    WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      DELAWARE
------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 7
       343,498,188*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES
 8
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
 9
      93.89%*
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
10
      CO
------------------------------------------------------------------------------

* All of the Subject Shares may be deemed to be beneficially owned, for purposes of Sections 13(d) and 14(d) of the Exchange Act, by MediaOne Group, Inc. ("MediaOne") by virtue of MediaOne's beneficial interest in Telewest.
  MediaOne disclaims beneficial interest in the Subject Shares and the filing of this statement shall not be construed as an admission by MediaOne that it is for the purposes of Section 13(d) of the Exchange Act the beneficial owner of such shares. See Item 6.

                              (Page 4 of 9 Pages)

____________________                                        ____________________
          CUSIP NO.               14D-1
         36930Q101
____________________                                        ____________________

This Amendment No. 8 to Tender Offer Statement on Schedule 14D-1 is being filed by Telewest Communications plc, a public limited company organized under the laws of England and Wales ("Telewest"), Tele-Communications, Inc., a Delaware corporation ("TCI"), and MediaOne Group, Inc., a Delaware corporation ("MediaOne"), and relates to the offer (the "Offer") by Telewest to purchase all of the outstanding (a) ordinary shares, par value of (Pounds)1 per share ("General Cable Shares"), of General Cable PLC ("General Cable") and (b) American Depositary Shares ("General Cable ADSs") of General Cable each representing five General Cable Shares. The Offer is subject to the terms and conditions set forth in the Offer to Purchase/Prospectus, dated June 29, 1998, of Telewest (the "Offer to Purchase"), the disclosure document, dated June 29, 1998, of Telewest (the "Disclosure Document"), the Form of Acceptance, Authority and Election for the General Cable Shares and the Letter of Transmittal for the General Cable ADSs.

This Amendment No. 8 to Tender Offer Statement on Schedule 14D-1 supplements Items 1(b) and 11 of the Schedule 14D-1, filed by Telewest on June 29, 1998, and also constitutes Amendment No. 10 to the Schedule 13D filed by Telewest, TCI and MediaOne relating to General Cable. Capitalized terms used but not defined herein have the meanings given to them in the Offer to Purchase.

ITEM 1    SECURITY AND SUBJECT COMPANY

     The response to Item 1(b) is supplemented as follows:

     On September 7, 1998, Telewest issued a Press Release stating that the Mix and Match Election under the Offer had closed. The text of that Press Release is attached hereto as exhibit (a)(19) and is incorporated herein by reference.

ITEM 11   MATERIAL TO BE FILED AS EXHIBITS:

          (A)(1)  Offer to Purchase/Prospectus of Telewest, dated June 29, 1998.
                  (1)

          (A)(2)  Disclosure Document of Telewest, dated June 29, 1998. (1)

          (A)(3) Form of Acceptance, Authority and Election for the General Cable Shares. (1)

          (A)(4)  Form of Letter of Transmittal.(1)

          (A)(5)  Form of Notice of Guaranteed Delivery.(1)

          (A)(6) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(1)

          (A)(7) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(1)

          (A)(8) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.(1)

          (A)(9)  Text of Press Release issued by Telewest dated June 29, 1998.
                  (2)

          (A)(10) Text of Press Release issued by Telewest dated August 4, 1998.
                  (2)

                              (Page 5 of 9 Pages)

____________________                                        ____________________
          CUSIP NO.               14D-1
         36930Q101
____________________                                        ____________________

          (A)(11) Letter, dated August 4, 1998, from MediaOne, Tele-Communications International, Inc. and Cox Communications, Inc. to Telewest. (2)

          (A)(12) Text of Press Release issued by Telewest dated August 19, 1998. (2)

          (A)(13) Prospectus Supplement issued by Telewest dated August 20, 1998. (2)

          (A)(14) Text of Press Release issued by Telewest dated August 28, 1998. (2)

          (A)(15) Text of Press Release issued by Telewest dated September 1, 1998. (2)

          (A)(16) Text of Press Release issued by Telewest dated September 1, 1998. (2)

          (A)(17) Text of Press Release issued by Telewest dated September 1, 1998. (2)

          (A)(18) Text of Press Release issued by General Cable dated September 4, 1998. (2)

          (A)(19) Text of Press Release issued by Telewest dated September 7, 1998. (3)

          (B)      Not applicable.

          (C)(1) Agreement Relating to the Merger of General Cable and Telewest, dated March 29, 1998, by and among Telewest, General Cable, Compagnie Generale des Eaux S.A., and GUHL.
                   (1)

          (D)      Not applicable.

          (E)      See Exhibit (a)(1) above.

          (F)      Not applicable.


__________________
(1) Incorporated by reference to the Registration Statement on Form S-4 of Telewest (File No. 333-50201).
(2) Previously filed.
(3) Filed herewith.

                              (Page 6 of 9 Pages)

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 7, 1998


                                  TELEWEST COMMUNICATIONS PLC

                                  By:  /s/ Charles Burdick
                                     -----------------------------------------
                                      Name:  Charles Burdick
                                      Title:  Group Finance Director


                                  TELE-COMMUNICATIONS, INC.

                                  By:  /s/ Stephen M. Brett
                                     -----------------------------------------
                                      Name:  Stephen M. Brett
                                      Title:  Executive Vice President


                                  MEDIAONE GROUP, INC.

                                  By:  /s/ Stephen E. Brilz
                                     -----------------------------------------
                                      Name:  Stephen E. Brilz
                                      Title:  Assistant Secretary

                              (Page 7 of 9 Pages)

____________________                                        ____________________
          CUSIP NO.               14D-1
         36930Q101
____________________                                        ____________________


                                 EXHIBIT INDEX
                                 -------------



DOCUMENT
NO.       DESCRIPTION                                                  PAGE NO.

(A)(1)    Offer to Purchase/Prospectus of Telewest, dated June 29,
          1998. (1)

(A)(2)    Disclosure Document of Telewest, dated June 29, 1998. (1)

(A)(3) Form of Acceptance, Authority and Election for the General Cable Shares. (1)

(A)(4)    Form of Letter of Transmittal.(1)

(A)(5)    Form of Notice of Guaranteed Delivery.(1)

(A)(6)    Form of Letter to Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees.(1)

(A)(7)    Form of Letter to Clients for use by Brokers, Dealers,
          Commercial Banks, Trust Companies and Other Nominees.(1)

(A)(8)    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.(1)

(A)(9)    Text of Press Release issued by Telewest dated June 29,
          1998. (2)

(A)(10)   Text of Press Release issued by Telewest dated August 4,
          1998. (2)

(A)(11)   Letter, dated August 4, 1998, from MediaOne, Tele-
          Communications International, Inc. and Cox Communications, Inc. to Telewest. (2)

(A)(12)   Text of Press Release issued by Telewest dated August 19,
          1998. (2)

(A)(13)   Prospectus Supplement issued by Telewest dated August 20,
          1998. (2)

(A)(14)   Text of Press Release issued by Telewest dated August 28,
          1998. (2)

(A)(15)   Text of Press Release issued by Telewest dated September 1,
          1998. (3)

(A)(16)   Text of Press Release issued by Telewest dated September 1,
          1998. (3)

(A)(17)   Text of Press Release issued by Telewest dated September 1,
          1998. (3)

                              (Page 8 of 9 Pages)

____________________                                        ____________________
          CUSIP NO.               14D-1
         36930Q101
____________________                                        ____________________

(A)(18)   Text of Press Release issued by General Cable dated September
          4, 1998. (2)

(A)(19)   Text of Press Release issued by Telewest dated September 7,
          1998. (3)

(B)       Not applicable.

(C)(1) Agreement Relating to the Merger of General Cable and Telewest, dated March 29, 1998, by and among Telewest, General Cable, Compagnie Generale des Eaux S.A., and GUHL. (1)

(D)       Not applicable.

(E)       See Exhibit (a)(1) above.

(F)       Not applicable.


_________________
(1) Incorporated by reference to the Registration Statement on Form S-4 of Telewest (File No. 333-50201).
(2) Previously filed.
(3) Filed herewith.

                              (Page 9 of 9 Pages)